Contact: Jack Lowry
Vice President of Finance and CFO
734 414-6100

PERCEPTRON ANNOUNCES PROFITABLE THIRD QUARTER RESULTS
BACKLOG AT HIGHEST LEVEL IN OVER A DECADE

Plymouth, Michigan, May 11, 2011 – Perceptron, Inc. (NASDAQ: PRCP) today announced net sales of $14.1 million and net profit of $606,000, or earnings of $0.07 per diluted share, for its fiscal 2011 third quarter that ended March 31, 2011.  That compares with sales of $13.5 million, a net loss of $131,000, or a loss of $0.01 per diluted share for the quarter ended March 31, 2010.  For the first nine months of fiscal year 2011, net sales increased by 19.7% to $43.2 million, with net income of $1.3 million, or earnings of $0.14 per diluted share.  This compares with net sales of $36.1 million and a net loss of $1.4 million, or a loss of $0.15 per diluted share, for the nine months ended March 31, 2010.

“We are pleased with our third quarter results,” reported Jack Lowry, Perceptron’s Chief Financial Officer.  “On revenue of $14.1 million, we had an operating profit of $843,000, and had earnings per share of $0.07. In addition, our bookings exceeded our sales again which raised our backlog to its highest level in over a decade. Our overall gross profit percentage was its highest since the second quarter of fiscal year 2008, and IBU recorded its highest gross profit percentage since fiscal year 2006. Operating income increased over the third quarter of fiscal year 2010 by $1.2 million on a sales increase of approximately $600,000 and represented 6% of revenue for the quarter.”

Perceptron reports its financial information in two segments – the Industrial Business Unit (IBU) and the Commercial Products Business Unit (CBU).  Geographic and segment information on sales, bookings and backlog for the third quarter and the first nine months of fiscal years 2011 and 2010 is provided in the tables below:

SALES
By Segment	Third Quarter Ending March 31			Nine Months Ending March 31
(all numbers in millions)	Fiscal 2011	Fiscal 2010	Change	Fiscal 2011	Fiscal 2010	Change
IBU	$11.6	$10.2	$1.4	$36.7	$28.2	$8.5
CBU	2.5	3.3	(0.8)	6.5	7.9	(1.4)
Total Sales	$14.1	$13.5	$0.6	$43.2	$36.1	$7.1

By Location
Americas	$8.2	$6.2	$2.0	$20.9	$16.7	$4.2
Europe	4.4	5.6	(1.2)	16.8	16.5	0.3
Asia	1.5	1.7	(0.2)	5.5	2.9	2.6
Total Sales	$14.1	$13.5	$0.6	$43.2	$36.1	$7.1

BOOKINGS
By Segment	Third Quarter Ending March 31			Nine Months Ending March 31
(all numbers in millions)	Fiscal 2011	Fiscal 2010	Change	Fiscal 2011	Fiscal 2010	Change
IBU	$14.8	$9.4	$5.4	$45.6	$29.4	$16.2
CBU	3.2	5.2	(2.0)	5.6	9.7	(4.1)
Total Bookings	$18.0	$14.6	$3.4	$51.2	$39.1	$12.1

By Location
Americas	$11.1	$9.8	$1.3	$25.6	$20.9	$4.7
Europe	4.3	3.5	0.8	18.0	12.3	5.7
Asia	2.6	1.3	1.3	7.6	5.9	1.7
Total Bookings	$18.0	$14.6	$3.4	$51.2	$39.1	$12.1

Note: the level of new order bookings fluctuate from quarter to quarter and are not necessarily indicative of the future operating performance of the Company.

47827 Halyard Drive • Plymouth, Michigan 48170 • Phone 734-414-6100 • Fax 734-414-4700

May 11, 2011

BACKLOG
By Segment	Third Quarter Ending March 31
(all numbers in millions)	Fiscal 2011	Fiscal 2010	Change
IBU	$25.7	$16.8	$8.9
CBU	2.2	3.7	(1.5)
Total Backlog	$27.9	$20.5	$7.4

By Location
Americas	$13.2	$9.9	$3.3
Europe	9.3	6.9	2.4
Asia	5.4	3.7	1.7
Total Backlog	$27.9	$20.5	$7.4

Note: the level of backlog at any particular point in time is not necessarily indicative of the future operating performance of the Company.

Third Quarter Results

Sales increased by $590,000, or 4.4%, over the third quarter of fiscal year 2010.  The increase was attributable to higher IBU sales in the Americas and related primarily to Technology Components sales.  Europe’s sales were down primarily in Automated Systems. Sales in Asia were approximately $200,000 lower primarily due to lower sales in China.  CBU sales were approximately $800,000 lower primarily due to fewer sales in the plumbing market than one year ago, partially offset by initial sales in the construction market.

Overall, bookings in the quarter increased by $3.4 million, or 23%, over the third quarter of fiscal year 2010.  The increase was attributable to IBU which had a $5.4 million, or 57%, increase over the same quarter last year. The increase occurred in all three geographic regions and related to higher orders of Automated Systems products.  CBU’s bookings declined by $2.0 million primarily due to declines in orders in the plumbing and mechanics markets, partially offset by an increase in orders in the construction market.  The third quarter of fiscal year 2010 included significant orders from a discontinued CBU customer at discounted margins.

The Company’s backlog on March 31, 2011 was the highest it has been in over a decade and increased by $7.4 million, or 36%, from the backlog on March 31, 2010.  IBU’s backlog at March 31, 2011 was also its highest in over a decade at $25.7 million and improved by $8.9 million, or 53%, over the backlog from a year earlier. It has now been above $20 million for three consecutive quarters.  CBU’s backlog decreased by $1.5 million from the same period last year, primarily due to a reduction in the level of new orders in the plumbing market.

Gross profit increased by 29%, to $6.5 million from $5.0 million in the third quarter of fiscal 2010.  The gross profit percentage this quarter was 45.7% compared to 36.9% in the third quarter of fiscal year 2010.  The gross profit percentage increased in both business units compared to the same quarter last year.  IBU’s margin percentage improved on both material and labor content while CBU’s improvement occurred principally because sales in the plumbing market last year were at discounted margins to reduce its inventory with a discontinued customer.

Selling, general, and administrative (SG&A) expenses were approximately $100,000, or 3% lower than in the third quarter of fiscal 2010.  The decline was primarily due to lower sales and marketing costs in Europe.

Engineering, research and development expenses were $2.1 million this year compared to $1.8 million in the third quarter a year ago.  The increase was primarily due to an increase in salary and related costs in IBU, partially offset by lower salary and related costs in CBU, and higher contractor costs in IBU and CBU.

May 11, 2011

Year-to-Date Results

Total sales for the first nine months of fiscal year 2011 increased by $7.1 million, or nearly 20%, compared to the first nine months of fiscal year 2010.  The $8.5 million, or 30%, increase in IBU sales was attributable to higher sales of both Technology Components and Automated Systems products.  CBU’s sales decreased by $1.4 million, or approximately 18%, due primarily to lower sales in the plumbing market that were partially offset by sales in the general construction market.

Year-to-date, the Asian region has had a 90% increase in sales, from $2.9 million to $5.5 million.  The largest growth occurred in China, with significant percentage increases in Japan and Singapore as well.  Sales in North America increased by $4.2 million, or approximately 25%, and were entirely due to growth in IBU.  Year-to-date sales in Europe were relatively flat in U.S. dollars, but increased in euros by approximately €1.0 million, or nearly 9%.  While there was no appreciable difference in the exchange rate between the euro and U.S. dollar in the third quarter this year versus last year, on a year-to-date basis the euro has been weaker against the dollar compared to the first nine months of fiscal year 2010, and had the effect of reducing European sales in dollars by approximately $1.2 million.

Overall, year-to-date bookings increased by $12.1 million, or approximately 31%, compared to fiscal year 2010.  All of the increase occurred in IBU.  The $16.2 million, or approximately 55%, increase in bookings for IBU was primarily due to increased orders of Automated Systems products and, to a lesser extent, higher Technology Components products.  The $4.1 million, or approximately 42%, decrease in bookings in CBU was primarily due to lower bookings in the plumbing market and to a lesser extent, lower bookings in the mechanics market.

Gross profit was $18.3 million, or 42.3% of sales, compared to $13.7 million, or 38% of sales, in the first nine months of fiscal year 2010.  The increase in gross profit dollars was primarily due to the combination of higher sales in IBU at a higher gross profit percentage compared to fiscal year 2010.  CBU had a significantly higher gross profit percentage this year and contributed more gross profit dollars on lower sales than last year.  The increase in the gross profit margin percentage reflected the increases in both business units as well as the change in the mix of sales between IBU and CBU.  The effect of the lower euro against the dollar in the first nine months of fiscal 2011, compared to the prior year, decreased gross profit by approximately $800,000.

SG&A expenses were $10.6 million compared to $11.2 million in the same nine month period one year ago.  The decrease of approximately $663,000, or approximately 6%, was primarily due to decreases in both IBU’s and CBU’s sales and marketing costs and a reduction in corporate depreciation expense, partially offset by an increase in G&A costs in subsidiary locations.

Engineering R&D expenses were $6.2 million compared to $5.0 million for the nine month period a year ago.  The increase of approximately $1.2 million, or approximately 23%, was primarily due to the use of outside contractors on the development of IBU’s new Helix™ metrology solution throughout fiscal 2011 compared to the cost only beginning to occur in the third quarter of last fiscal year, higher outside contractor cost in CBU for the development of new products for new customers, and spending on engineering material costs for new product development.

The Company’s balance sheet at March 31, 2011 strengthened compared to the balance sheet at June 30, 2010.  As of March 31, 2011 the Company had $23.9 million in cash and short term investments, no debt, and shareholders’ equity of $55.8 million, or $6.28 per basic share.  During the first nine months of fiscal year 2011 the Company’s cash and short term investments increased by approximately $3.9 million, despite repurchasing approximately $1.8 million of the Company’s stock.

Harry T. Rittenour, President and Chief Executive Officer, remarked, “It is gratifying to see the momentum we have established carry over into the third quarter. IBU continued to show that it is recovering very well. Year-to-date, IBU’s bookings are the highest they have been in the first three quarters of any year in at least the last

May 11, 2011

eleven years.  IBU’s backlog, and the Company’s overall backlog, at March 31, 2011 were both the highest they have been in over a decade.  While CBU did not compare favorably with the third quarter of last year, it has showed progress in its quarter over quarter bookings and backlog for the past two quarters.  In addition, profit margins in both business units improved significantly over the third quarter last year, and the margins in both have improved sequentially quarter over quarter throughout this fiscal year.”

Mr. Rittenour added, “Achieving profitable sales growth in the CBU remains our biggest challenge as we complete fiscal year 2011.  We believe we are well positioned with market leading partners in this business unit. We expect to have a small shipment of our first product in the electrical market in the fourth quarter of this fiscal year.  We have two new products in the plumbing market that we expect will begin shipping late in the fourth quarter of this fiscal year and/or early in the first quarter of fiscal year 2012.  We also have a new product in the mechanics market that is expected to begin shipping in the first quarter of fiscal 2012.

“Despite our significant backlog, we anticipate the Company’s revenue in the fourth quarter to be at a level that is somewhat better than in the first quarter of this fiscal year.  This is based on our anticipated timing of industrial customer deliveries and installations, and when we expect to be able to begin initial shipments of three new commercial products.  We expect to have profits from operations in fiscal year 2011, and in fiscal 2012, with revenue growth of about 10% in fiscal 2012.”

Perceptron, Inc. will hold its third quarter earnings conference call/webcast chaired by Harry T. Rittenour, President and Chief Executive Officer, on Thursday, May 12, 2011 at 10:00 AM (EDT).  Investors can access the call at:

Webcast	http://www.visualwebcaster.com/event.asp?id=79562
ConferenceCall	800 946-0722 (domestic callers) or 719 325-2418 (international callers)
ConferenceID	7005510

If you are unable to participate during the live webcast, the call will be digitally rebroadcast for seven days, beginning at 2:00 PM on Thursday, May 12, 2011.

Rebroadcast	888 203-1112 (domestic callers) or 719 457-0820 (international callers)
Passcode	7005510

A replay of the call will also be available on the Company’s website at www.perceptron.com for approximately one year following the call.

About Perceptron®
Perceptron develops, produces, and sells non-contact measurement and inspection solutions for industrial and commercial applications.  The Company’s IBU Products provide solutions for manufacturing process control as well as sensor and software technologies for non-contact measurement, scanning, and inspection applications.  Automotive and manufacturing companies throughout the world rely on Perceptron’s metrology solutions to help them manage their complex manufacturing processes to improve quality, shorten product launch times and reduce overall manufacturing costs.  IBU also offers Value Added Services such as training and customer support services.  Perceptron’s CBU develops and manufactures a variety of handheld visual inspection devices and add-on accessories that are sold to and marketed through strategic partners.  Headquartered in Plymouth, Michigan, Perceptron has approximately 225 employees worldwide, with operations in the United States, Germany, France, Spain, Brazil, Japan, Singapore, China and India.  For more information, please visit www.perceptron.com.

May 11, 2011

Safe Harbor Statement
Certain statements in this press release may be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, including the Company’s expectation as to its fiscal year 2011, fiscal year 2012, and future new order bookings, revenue, expenses, income and backlog levels, trends affecting its future revenue levels, the rate of new orders, the timing of revenue and income from new products which we have recently released or have not yet released, the timing of the introduction of new products, and the impact of repurchases on the Company’s common stock.  When we use words such as “will,” “should,” “believes,” “expects,” “anticipates,” “estimates” or similar expressions, we are making forward-looking statements.  We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements.  While we believe that our forward-looking statements are reasonable, you should not place undue reliance on any such forward-looking statements, which speak only as of the date made.  Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different.  Factors that might cause such a difference include, without limitation, the risks and uncertainties discussed from time to time in our reports filed with the Securities and Exchange Commission, including those listed in “Item 1A – Risk Factors” of the Company’s Annual Report on Form 10-K for fiscal 2010.  Other factors not currently anticipated by management may also materially and adversely affect our financial condition, liquidity or results of operations.  Except as required by applicable law, we do not undertake, and expressly disclaim, any obligation to publicly update or alter our statements whether as a result of new information, events or circumstances occurring after the date of this report or otherwise.  The Company's expectations regarding future bookings and revenues are projections developed by the Company based upon information from a number of sources, including, but not limited to, customer data and discussions.  These projections are subject to change based upon a wide variety of factors, a number of which are discussed above.  Certain of these new orders have been delayed in the past and could be delayed in the future.  Because the Company's Industrial Business Unit segment products are typically integrated into larger systems or lines, the timing of new orders is dependent on the timing of completion of the overall system or line.  In addition, because the Company's Industrial Business Unit segment products have shorter lead times than other components and are required later in the process, orders for the Company's Industrial Business Unit segment products tend to be issued later in the integration process.  The Company’s Commercial Business Unit segment products are subject to the timing of firm orders from its customers, which may change on a monthly basis.  In addition, because the Company’s Commercial Business Unit segment products require short lead times from firm order to delivery, the Company may purchase long lead time components before firm orders are in hand.  A significant portion of the Company’s projected revenues and net income depends upon the Company’s ability to successfully develop and introduce new products, expand into new geographic markets and successfully negotiate new sales or supply agreements with new customers.  Because a significant portion of the Company’s revenues are denominated in foreign currencies and are translated for financial reporting purposes into U.S. Dollars, the level of the Company’s reported net sales, operating profits and net income are affected by changes in currency exchange rates, principally between U.S. Dollars and euros.  Currency exchange rates are subject to significant fluctuations, due to a number of factors beyond the control of the Company, including general economic conditions in the United States and other countries.  Because the Company’s expectations regarding future revenues, order bookings, backlog and operating results are based upon assumptions as to the levels of such currency exchange rates, actual results could differ materially from the Company’s expectations.

--- Financial Tables Follow ---

May 11, 2011

PERCEPTRON, INC.
SELECTED FINANCIAL DATA
(In Thousands Except Per Share Amounts)
(Unaudited)

Condensed Income Statements	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2011	2010	2011	2010
Net Sales	$14,134	$13,544	$43,228	$36,108
Cost of Sales	7,671	8,550	24,927	22,378
Gross Profit	6,463	4,994	18,301	13,730
Selling, General and Administrative Expense	3,486	3,591	10,558	11,221
Engineering, Research and Development Expense	2,134	1,762	6,224	5,045
Operating Income (Loss)	843	(359)	1,519	(2,536)
Interest Income, net	59	48	160	176
Foreign Currency and Other Income (Expense)	43	(16)	254	161
Income (Loss) Before Income Taxes	945	(327)	1,933	(2,199)
Income Tax Benefit (Expense)	(339)	196	(652)	841
Net Income (Loss)	$606	$(131)	$1,281	$(1,358)

Earnings (Loss) Per Share
Basic	$0.07	$(0.01)	$0.14	$(0.15)
Diluted	$0.07	$(0.01)	$0.14	$(0.15)

Weighted Average Common Shares Outstanding
Basic	8,888	8,949	8,953	8,913
Diluted	9,065	8,949	9,118	8,913

Condensed Balance Sheets	March 31,	June 30,
	2011	2010
Cash and Cash Equivalents	$9,642	$9,789
Short-term Investments	14,291	10,278
Receivables, net	14,831	16,739
Inventories, net	7,350	6,551
Other Current Assets	4,224	4,165
Total Current Assets	50,338	47,522

Property and Equipment, net	6,075	5,931
Long-term Investments	2,192	2,192
Deferred Tax Asset	8,477	9,008
Total Non-Current Assets	16,744	17,131

Total Assets	$67,082	$64,653

Current Liabilities	$11,255	$11,177
Shareholders' Equity	55,827	53,476
Total Liabilities and Shareholders' Equity	$67,082	$64,653